Exhibit 10.4

BEST BUY SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

Restatement Effective August 7, 2023

BEST BUY SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

BEST BUY SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

SECTION 1 - INTRODUCTION

This Best Buy Severance Plan (the “Plan”) is effective for Employees who receive notice on or after August 7, 2023, of an Employment Termination. The Plan replaces and supersedes all severance plans, policies and/or practices of Best Buy Co., Inc. (the “Company”) and its participating affiliates that existed prior to the Plan’s effective date. The Plan is an “employee welfare benefit plan” governed by the Employee Retirement Income Security Act (ERISA).

SECTION 2 - DEFINITIONS

Claims Administrator. Best Buy Benefits Committee

Company. Best Buy Co., Inc.

Plan Administrator for ERISA Section 3(16). Best Buy Co., Inc.

Employer. Best Buy Co., Inc., Best Buy Stores, L.P. and their respective direct and indirect United States domiciled subsidiaries. Employer also excludes any entities acquired by the Company or its subsidiaries after the effective date of the Plan, unless and until the Plan is amended to include any such entities.

Employer includes, but is not limited to, Best Buy Enterprise Services, Inc., BBY Services, Inc., BBY Solutions, Inc., Best Buy Health, Inc., Best Buy Warehousing Logistics, Inc., Nichols Distribution, LLC, BBY Holdings International, Inc., Magnolia Hi-Fi, LLC, Pacific Sales Kitchen and Bath Centers, LLC, and Two Peaks, LLC.

Employee. A regular full-time or part-time United States-based employee of an Employer other than:

•	an employee who is a party to a written agreement with an Employer that provides for severance, termination or similar benefits for an employment termination;
•	an employee who is eligible for severance benefits under another severance plan of an Employer that is established after the effective date of this Plan; or
•	an employee represented by a union and/or covered by a collective bargaining agreement.

The term “Employee” does not include any person:

•	classified by an Employer as an independent contractor;
•	being paid by or through a temporary agency, employee leasing company or other third party;
•	classified by an Employer as a seasonal, occasional or temporary employee; or
•	who is in one of the above categories, even if they are later retroactively reclassified as a common- law employee of an Employer under applicable law or otherwise.

SECTION 3 - ELIGIBILITY FOR SEVERANCE AND OTHER BENEFITS

An Employee will become a “Participant” eligible for severance and other benefits under the Plan if: (a) the Employee has had a termination that qualifies as an “Employment Termination”; (b) the Employee has returned all property of the Employer’s to Employer and its affiliates; (c) the Employee has signed and returned to the Company a separation agreement in a form acceptable to the Company, in its sole discretion, on or before the deadline communicated to the Employee; and (d) any revocation period described in the agreement has expired.

An Employee will no longer be a Participant once all severance benefits have been provided to such Employee under the Plan.

Employment Termination

An Employment Termination for purposes of severance benefit eligibility is the Employee’s involuntary employment termination by an Employer as a result of job elimination, reduction in force, business restructuring or other circumstances the Company deems appropriate, in its sole discretion, as qualifying for benefits under the Plan. In addition, the Employee must remain employed in good standing through the date determined by the Employee’s Employer in order to have a qualifying Employment Termination.

An Employee’s employment termination for any other reason, including (but not limited to) the following, is not a qualifying Employment Termination under the Plan:

•	termination based on the Employee’s misconduct, violation of policy, absenteeism, failure to return from leave of absence or poor job performance;
•	the Employee’s voluntary resignation or job abandonment;
•	the Employee’s termination due to death or disability;
•

the Employee’s termination due to the sale, outsourcing or similar transaction of all or a portion of a business and/or assets of an Employer, where the Employee is offered employment by the purchaser or other third party in connection with the transaction in a position (whether or not the Employee accepts the position) that provides the Employee with substantially equivalent base pay and, for nonexempt Employees, substantially equivalent anticipated nonovertime work hours, and does not require the Employee to unreasonably relocate;

•

the Employee’s termination due to the sale, outsourcing or similar transaction of all or a portion of a business and/or assets of an Employer, where the Employee accepts any employment with the purchaser or other third party in connection with the transaction; or

•	A temporary layoff or furlough.

The determination of whether a termination is a qualifying Employment Termination under the Plan will be made by the Benefits Committee, in its sole discretion, and such determination will be conclusive.

If the Company discovers serious misconduct by the Employee that is detrimental to the Company or an Employer, whether such misconduct occurred before or after the Employee’s termination, the Benefits Committee may determine, in its sole discretion, that the Employee’s termination is deemed not to have been a qualifying Employment Termination. If such determination is made after the Employee has been paid severance benefits under the Plan, the Employee will be required to repay all such benefits upon the Company’s written demand. Examples of serious misconduct under this provision include:

•	Theft
•	Competition with an Employer during employment
•	Improper disclosure of confidential Company or Employer information
•	Abuse of an Employer’s employee discount policy
• Dishonest or fraudulent behavior in connection with employment Separation Agreement the Employee Must Sign

The agreement the Employee must sign will contain a comprehensive release of claims relating to the Employee’s employment and termination, and may also contain other provisions in the Company’s discretion, such as an agreement not to solicit employees or vendors of the Company and/or its affiliates for a period of time, and an assignment of intellectual property the Employee created or conceived within the scope of the Employee’s duties with an Employer. If the Employee breaches the separation agreement in any material respect, the Employee may be required to repay to the Company the severance benefits provided to the Employee.

SECTION 4 - AMOUNT OF SEVERANCE PAY AND OTHER BENEFITS

Participants will be entitled to severance pay, as described below, based on their classification as of the date of Employment Termination and Years of Service with an Employer.

Classification	Severance Pay	Minimum number of Weeks of Base Pay	Maximum number of Weeks of Base Pay
Nonexempt*	2 Weeks of Base Pay for each Year of Service	6	26
Exempt Grades 1 – 10	6 Months of Base Pay
Exempt Grades 11 – 15**	9 Months of Base Pay
Enterprise VP	12 Months of Base Pay
Enterprise SVP	18 Months of Base Pay
Enterprise EVP	24 Months of Base Pay

*Employees who are exempt from overtime under the commissioned sales exemption in 29 U.S.C. 207(i) are considered nonexempt for purposes of this Plan.

**Employees in Grades 11 – 15 will be eligible for severance benefits at the Grade 11 – 15 level, regardless of any Vice President or other title they have.

A  Month of Base Pay (exempt Employees) means the Employee’s gross annual salary as of the time of the Employee’s Employment Termination divided by 12.

A Week of Base Pay (nonexempt Employees) means:

•

For an Employee whose status is listed as part-time in the Company’s Human Resources Information System (HRIS) on the date of the Employee’s Employment Termination, 20 multiplied by the Employee’s base hourly rate in effect at the time of the Employee’s Employment Termination. If the Employee was listed as full-time in the Company’s HRIS at any time during the 30 calendar days prior to the Employee’s Employment Termination, however, the Employee will be considered full-time for purposes of their severance pay eligibility.

•

For an employee whose status is listed as full-time in the Company’s HRIS on the date of the Employee’s Employment Termination, 40 multiplied by the Employee’s base hourly rate in effect at the time of the Employee’s Employment Termination.

•

For an employee whose status is listed as full-time in the Company’s HRIS and who is treated as exempt from overtime under the commissioned sales exemption in 29 U.S.C. 207(i) as of the date of the Employee’s Employment Termination, the higher of (a) the Employee’s weekly guarantee amount in effect at the time of the Employee’s Employment Termination, or (b) 40 multiplied by $15.

Years of Service means the number of consecutive full 12-month periods from the Employee’s last date of hire by the Employer through the Employee’s Date of Termination. No credit will be given for partial years. Service with an entity acquired by the Company or its affiliates will only be granted to the extent agreed to by the Company in connection with the acquisition or in the Benefits Committee’s sole discretion.

Offsets. The Company has the right to reduce the Employee’s severance pay by any amounts owed by the Employee to the Company or an Employer. In addition, if an Employee becomes entitled to or receives any severance, termination or notice payments under any Federal, State or other law (for example, any WARN law, but excluding state unemployment compensation benefits) or otherwise, the Employee’s severance pay under the Plan will be reduced by the amount of such other payments paid or payable.

Other Benefits

COBRA Continuation Coverage

Employees who are eligible for severance benefits under the Plan and who are participating: (a) in the group medical, dental and/or vision programs in the Best Buy Flexible Benefits Plan, or any successor Best Buy plans, or (b) another health insurance plan provided by an Employer, at the time of their Employment Terminations are also eligible for certain additional benefits as explained in this Section. To be eligible for these additional benefits, the severed Employee and any qualified beneficiaries must be eligible for COBRA continuation coverage and timely elect such coverage or the election may be made by the Company on behalf of the severed Employee and any qualified beneficiaries. After the initial Company-paid COBRA period, Employees must timely pay full COBRA rates to maintain COBRA continuation coverage for themselves and any of their qualified beneficiaries.

An Employee’s company-paid COBRA continuation coverage will include medical, dental and/or vision coverage, as applicable, and be based on the coverage level and coverage option in place at the time of the Employee’s Employment Termination (where such option remains available), or on such other level and option the Employee later elects due to a Qualified Status Change or during Open Enrollment..

As generally required by applicable tax law, Best Buy will report as taxable income to the Employee (on IRS Form W-2) the value of any subsidized COBRA coverage in excess of 6 months for the calendar year(s) in which the Employee receives this coverage (unless Best Buy determines to vary from such treatment based on applicable tax law). Best Buy will also, on the severed Employee’s behalf, remit to relevant tax authorities the Employee’s required withholding taxes relating to the COBRA subsidy (including withholding taxes on the remittance itself). For purposes of determining the aggregate amount remitted on the Employee’s behalf, Best Buy will treat the subsidy as supplemental wage income and withhold at the minimum required rate for all applicable federal, state and local income and employment taxes. If the Employee’s actual tax liability is higher than the remittance, any additional tax liability relating to the COBRA subsidy will be the Employee’s responsibility.

Nonexempt and Exempt Grades 1  – 10

Employees who, as of their termination, are classified as Nonexempt or Exempt Grades 1 – 10 are provided the initial 6 months of COBRA coverage at no premium cost.

Exempt Grades 11 – 15

Employees who, as of their termination, are classified as Exempt Grades 11 – 15 are provided the initial 9 months of COBRA coverage at no premium cost.

Enterprise VP and Enterprise SVP

Employees who, as of their termination, are classified as Enterprise VPs are provided the initial 12 months of COBRA coverage at no premium cost, and those who are classified as Enterprise SVPs are provided the initial 18 months at no premium cost.

Enterprise EVPs

For Employees who, as of their termination, are classified as Enterprise EVPs, Best Buy will provide the first month of COBRA at no premium cost, and will include in the Enterprise EVP’s severance payment additional taxable compensation consisting of 150% of the cost of 23 months of medical, dental and vision coverage based on the COBRA cost of the coverage level and coverage option in place at the time of the Enterprise EVP’s Employment Termination.

Employees must be eligible for COBRA coverage to receive this benefit and Employees (or their qualified beneficiaries) must timely elect COBRA coverage or the Company may make this election on their behalf. Employees must pay full COBRA rates to obtain COBRA coverage after the first month of such coverage.

Life Insurance Continuation

The Company will continue to pay the premiums for Employee group basic life insurance for Employees in the classifications in the chart below for the following periods of time.

Employment Classification at Termination	Subsidized Life Insurance Period
Nonexempt and Exempt Grades 1 – 10	6 months
Exempt Grades 11 – 15	9 months
Enterprise VP	12 months
Enterprise SVP	18 months
Enterprise EVP	One month + lump sum payment described below

This continued provision of life insurance by Best Buy will run at the same time (concurrently) with any continuation rights under Minnesota law. Severed Nonexempt, Exempt Grades 1 – 10, Exempt Grades 11 – 15 and Enterprise VPs wishing to continue group basic life insurance for the balance of the 18-month period provided under Minnesota law will be given an opportunity to elect continuation coverage. They will need to timely elect and pay the full cost of the coverage to maintain the coverage.

As required by applicable tax law, Best Buy will report as taxable income to the severed Employee (on IRS Form W-2) the cost of any subsidized coverage in excess of $50,000 of coverage for the calendar year(s) in which the Employee receives this coverage. Best Buy will also, on the severed Employee’s behalf, remit to relevant tax authorities the Employee’s required withholding social security and Medicare taxes relating to the life insurance subsidy (including withholding taxes on the remittance itself). If the Employee’s actual tax liability is higher than the remittance, any additional tax liability relating to the life insurance subsidy will be the Employee’s responsibility. The severed Employee is also responsible for paying state and federal income taxes relating to the life insurance on the Employee’s individual income tax return.

Enterprise EVPs

For Employees, who, as of their termination, are classified as Enterprise EVPs, Best Buy will include in the Enterprise EVP’s severance payment additional taxable compensation consisting of 150% of the cost of 17 months of group basic life insurance based on the cost of the coverage in place at the time of the Enterprise EVP’s Employment Termination.

Outplacement

The Company may offer outplacement services to Employees. The Company will determine, in its sole discretion, the length, provider and type of services.

Enterprise VP, Enterprise SVP and Enterprise EVP

For Employees who, as of their termination, are classified as Enterprise VPs, Enterprise SVPs and Enterprise EVPs, Best Buy will include in their severance the additional taxable compensation specified in the chart below for outplacement and tax and financial planning assistance. Such amounts will be paid in accordance with Section 5.

Employment Classification at Termination	Additional Taxable Compensation
Enterprise VP	$5,000
Enterprise SVP	$10,000
Enterprise EVP	$25,000

Rehire

An Employee who is rehired by any Employer or any of its affiliates within the period of time represented by the severance pay the Employee received (or was credited with, if there was an offset for money owed to the Employer or the Company) must repay to the Company a pro rata portion of the severance pay. This repayment obligation also applies to an Employee who is hired by a third party, or engaged as independent contractor, to provide services to any Employer or its affiliates that are substantially similar to the Employee’s former job duties with the Employee’s Employer.

The amount to be repaid will be the difference between the period represented by the severance pay and the period between the Employment Termination date and the return to work date (for example, if an Employee received 6 Weeks of Base Pay as severance and was out of work for 2 weeks, the Employee is required to return 4 Weeks of Base Pay). If the Employee fails to repay the severance pay owed, the Employee must reimburse the Company for any attorneys’ fees and costs it incurs in connection with seeking repayment.

The Employee will not be required to reimburse the Company for any COBRA payments, life insurance continuation benefits or outplacement services provided to the Employee. However, the Employee’s right to outplacement services will end as of the date of rehire, and the Employee will no longer be entitled to any life Company-paid life insurance continuation for the period beginning on the date the Employee becomes eligible for life insurance coverage as a result of the rehire.

SECTION 5 - WHEN SEVERANCE PAY WILL BE PAID

Severance pay under the Plan will be paid to the Employee in either a lump sum or in installments over a period not to exceed 12 months as determined by the Company in its sole discretion, to commence as soon as practicable (generally, within two pay periods) after the Employee signs the required separation agreement and any revocation period has expired, subject to the limitations under Section 6.J. below.

SECTION 6 - MISCELLANEOUS PROVISIONS

A.

Amendment and Termination. The Company reserves the right, in its sole discretion, to amend or terminate the Plan, in whole or in part, at any time and for any reason. The Plan may be amended only in writing by the Benefits Committee, or any Company officer or participating Employer officer explicitly authorized by the Company to amend the Plan. An Employee’s right to receive benefits under the Plan may be changed or eliminated by amendment or termination. However, severance benefits payable to an Employee who has had an Employment Termination before such amendment or termination will not be affected.

B.	Records. The Employer’s records regarding Years of Service, Base Pay, job classification and all other relevant matters will be conclusive for all Plan purposes.

C.

Severability. If any of the Plan’s provisions is found to be unlawful, such finding will not affect the Plan’s other provisions unless such finding makes impossible or impracticable the Plan’s functioning, in which case appropriate provisions will be adopted so that the Plan may continue to function.

D.

Incompetency. If the Benefits Committee finds that a Participant is unable to care for the Participant’s affairs, and a claim for Plan benefits has not been made by a duly appointed legal representative, such benefits may be paid in any manner the Benefits Committee determines, and such payment will be a complete discharge of liability for Plan benefits to which such Participant was entitled.

E.

Payments to a Minor. Benefits to a minor may be paid in the Benefits Committee’s sole discretion (a) directly to such minor (b) to the legal or natural guardian of such minor, or (c) to any other person, whether or not appointed the minor’s guardian, who has care and custody of such minor. Such payment will be a complete discharge of all liability for Plan benefits to which such minor was entitled.

F.

Not an Employment Contract. Nothing contained in this Plan is intended to create any Employer liability to retain any Employee in its service. All Employees remain subject to termination as if the Plan had not been established.

G.

Financing. Severance benefits payable under the Plan will be paid out of the general assets of the Company. No Participant’s right to receive payments under the Plan will be secured by any assets of the Company or any Employer.

H.

Nontransferability. A Participant has no right to assign or otherwise dispose of any interest under the Plan, nor may any right be assigned or transferred by operation of law. Neither the Company nor any other Employer will make any payment under the Plan to a Participant’s assignee or creditor, except as required by law.

I.	Legally-Required Withholdings. Benefits under the Plan will be subject to all legally-required withholdings, including tax withholdings.
J.

ERISA and 409A Limitation. Notwithstanding any provision in the Plan to the contrary, the total amount of benefits paid under the Plan to an eligible Employee will be completed within 24 months after the Employee’s Employment Termination so as to prevent the Plan from constituting an employee pension plan under ERISA. Furthermore, the Plan in intended to qualify as an involuntary separation arrangement that is exempt from Section 409A of the Internal Revenue Code (“Section 409A”). Each payment made under the Plan will be treated as a separate payment for purposes of Section 409A. Specifically, any benefits paid within the Applicable 2 ½ Month Period (as defined below) are intended to constitute separate payments (for purposes of Treasury Regulation § 1.409A-2(b)(2)) that are exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Treasury Regulation § 1.409A-1(b)(4). Any provision of reimbursement for reasonable outplacement expenses actually incurred by the Employee is intended to be exempt under Treasury Regulation § 1.409A-1(b)(9)(v). To the extent that any benefits do not qualify for the foregoing exemptions, such benefits are intended to be exempt from Section 409A under the “involuntary separation pay plan” exception set forth in Treasury Regulation § 1.409A-1(b)(9)(iii), up to the maximum extent permitted by said provision (generally, two times the lesser of the Employee’s annualized compensation or the compensation limit then in effect under section 401(a)(17) of the Code). Benefits in excess of the maximum shall be reduced or accelerated as necessary to avoid application of Section 409A (unless otherwise exempt). The term “Employment Termination” shall be interpreted to mean a “separation from service” as that term is defined under Section 409A to the extent necessary to qualify the arrangement as an involuntary separation arrangement. “Applicable 2-1/2 Month Period” means the period beginning upon the Employee’s Employment Termination and ending 2 ½ months after the later of (i) the end of the calendar year in which the Employee’s Employment Termination occurred, or (ii) the end of the Company’s fiscal year in which the Employee’s Employment Termination occurred.

SECTION 7 - WHAT ELSE A PARTICIPANT NEEDS TO KNOW ABOUT THE PLAN

A.

Claim Procedure. An individual who believes they are eligible for benefits under the Plan, or believes they are eligible for benefits that are different from those being offered to the individual, may submit a written claim outlining the reason(s) supporting their claim. The individual may submit their claim by following the instructions as outlined below.

Any such claim must be submitted within 180 days after the employment termination upon which the claim is based, and any claim submitted after that period will be denied as untimely. The claim will be reviewed by the Plan Administrator.

The claimant will be informed of the Plan Administrator’s decision regarding the claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review a claim. If this occurs, the claimant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the claim. If a claimant is not notified within the 90-day period (or 180-day period, if so extended), the claimant may consider the claim to be denied.

If a claim is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial, the Plan provision(s) on which the decision was based, what additional material or information is relevant to the case and what procedure the claimant should follow to get the claim reviewed again. The claimant then has 60 days to appeal the decision to the Benefits Committee. The appeal must be submitted in writing to the Benefits Committee. A claimant may request to review pertinent documents and may submit a written statement of issues and comments.

A decision as to a claimant’s appeal will be made within 60 days after the appeal is received. Under special circumstances, the Benefits Committee may require an additional period of not more than 60 days to review an appeal. If this occurs, the claimant will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which the appeal was received.

If a claimant’s appeal is denied, in whole or in part, the claimant will be notified in writing of the specific reason(s) for the denial and the Plan provision(s) on which the decision was based. The Benefits Committee’s decision on an appeal will be final and binding on all parties and persons affected. If a claimant is not notified within the 60-day (or 120-day, if so extended) period, the claimant may consider the appeal to be denied.

The claim procedure in the Plan, including any appeal, must be fully exhausted and a final determination made by the Benefits Committee before a claimant may file a lawsuit based on a denial of Plan benefits. Any lawsuit for Plan benefits must be filed within one year after the Benefits Committee’s final determination of the claim for benefits.

Claim Procedure

•	Call the HR Support Center at 1-866-692-2947 to request a severance claim form and copy of this Plan.
•	After completing the form with the requested information, fax the form to 952-430-4259 or mail the completed form to:

Roles

Best Buy Co., Inc.

Attn: Vice President of Rewards 7601 Penn Avenue South Richfield, MN 55423-3645

•	Plan Administrator. The initial claim shall be reviewed and determined by the Vice President, Rewards.
•	Benefits Committee. The Benefits Committee, comprised of individuals from Human Resources, Rewards, Finance and Tax, will review and make a final determination of any Plan claim appeal.

General Rules

•	Any request or appeal must be made in writing. Oral inquiries to the HR Support Center are not considered a claim or an appeal.
•	All time periods described above are in calendar days, not business days.
•	If the individual does not follow the claim and appeal procedures explained above, the individual is giving up important legal rights.
B.

Plan Interpretations and Benefit Determinations. The Plan is administered and operated by the Benefits Committee which has complete authority and sole discretion to interpret the Plan’s terms (and any related documents), and to determine eligibility for, and amounts of, benefits under the Plan. All such interpretations and determinations (including factual determinations) by the Benefits Committee will be final and binding upon affected parties. The Benefits Committee may delegate such powers and duties as are deemed desirable to one or more individuals, in which case every reference made to the Benefits Committee will be deemed to mean or include such individuals as to matters within their jurisdiction.

C.

Participants’ Rights Under ERISA. Plan Participants have certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that Plan participants are entitled to:

•

Examine, without charge, at the Plan office and at other specified locations, such as worksites, all documents governing the Plan, including a copy of the annual Form 5500 filed with the Department of Labor.

•

Obtain, upon written request to the Benefits Committee, copies of documents governing the Plan’s operation, including insurance contracts and collective bargaining agreements, if any, the annual Form 5500 filed with the Department of Labor, and an updated summary plan description. The Benefits Committee may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

ERISA imposes duties upon the people who are responsible for the Plan’s operation. The people who operate the Plan, called Plan “fiduciaries,” have a duty to do so prudently and in the interest of Plan participants and beneficiaries. No one, including the Company or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent them from obtaining a benefit or exercising their rights under ERISA.

Enforcement of Rights

If a Participant makes a claim for severance benefits that is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time limits.

Under ERISA, there are steps Participants can take to enforce the above rights. For instance, if a Participant requests materials from the Plan Administrator and does not receive them within 30 days, the Participant may file suit in federal court. The court may require the Plan Administrator to provide materials and pay the Participant up to $110 per day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the Plan Administrator’s control. If a Participant has a claim for severance benefits that is denied or ignored, in whole or in part, they may file suit in a state or federal court. If a Participant is discriminated against for asserting their rights, they may seek assistance from the U.S. Department of Labor, or they may file suit in federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order them to pay these costs and fees.

Assistance with Questions

If a Participant has questions about the Plan, they should contact the Plan Administrator. For questions about this statement or about a Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Plan Administrator, they should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

D.	Plan Document. This document constitutes both the plan document and summary plan description.

E.	Other Important Facts.

•	THE PLAN’S OFFICIAL NAME: Best Buy Severance Plan
•	THE PLAN’S SPONSOR:

Best Buy Co., Inc.

7601 Penn Avenue South Richfield, MN 55423-3645

612-291-1000

•	EMPLOYER IDENTIFICATION NUMBER (EIN): 41-0907483
•	PLAN NUMBER: 556
•	TYPE OF PLAN: Employee Welfare Severance Benefit Plan
•	END OF PLAN YEAR: December 31
•	TYPE OF ADMINISTRATION: Employer Administered

•	PLAN ADMINISTRATOR:

Best Buy Co., Inc.

Attn: Vice President of Rewards 7601 Penn Avenue South Richfield, MN 55423-3645

612-291-1000

•	AGENT FOR SERVICE OF LEGAL PROCESS:

General Counsel Best Buy Co., Inc.

7601 Penn Avenue South Richfield, MN 55423-3645

612-291-1000

•	EFFECTIVE DATE:Original Effective Date: June 23, 2010

Amended effective: September 1, 2011; January 1, 2012; February 15,

2013; August 1, 2013; January 31, 2014; January 1, 2015; February 5,

2017; September 1, 2020; January 31, 2021; June 1, 2022; August 7, 2023

AMENDMENT OF THE BEST BUY SEVERANCE PLAN

Best Buy Co., Inc. (“Plan Sponsor”) sponsors an employee welfare plan called the Best Buy Severance Plan (the “Severance Plan”) for the purpose of providing severance pay and benefits to certain terminated employees. The Best Buy Severance Plan and Summary Plan Description serves as the official plan document and summary plan description of the Severance Plan. It was most recently amended and restated effective August 7, 2023. The Plan Sponsor has delegated to the Senior Vice President, Rewards, the authority to approve non-material benefit plan amendments.

The Senior Vice President, Rewards, hereby amends the Severance Plan as follows: A Participant in the Severance Plan who:

(a)	is terminated between February 1, 2024 and October 31, 2024
(b)	qualifies for benefits under the Severance Plan, and

(c)	satisfies the criteria to be an Eligible Employee under the Best Buy 2024 Voluntary Separation Plan,

is eligible for the benefits described in the 2024 Voluntary Separation Plan. Severance pay for such a Participant will be paid in either a lump sum or in installments over a period not to exceed 12 months as determined by the Company in its sole discretion, to commence as soon as practicable (generally, within two pay periods) after the Participant signs the required separation agreement and any revocation period has expired.

  /s/ Charles M. MontreuilDated:2/21/2024 | 5:30 CST Best Buy Co., Inc.

By Charles M. Montreuil, its Senior Vice President, Rewards